UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/17/2008

Bluegreen Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-19292

MA	03-0300793
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4960 Conference Way North, Suite 100, Boca Raton, FL 33431
(Address of principal executive offices, including zip code)

561-912-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 17, 2008, Bluegreen Vacations Unlimited, Inc. ("BVU"), a wholly-owned subsidiary of Bluegreen Corporation, entered into a $75.0 million, revolving master acquisition, development and construction facility loan agreement (the "Facility") with Textron Financial Corporation ("Textron"). The Facility will be used to facilitate the borrowing of funds for resort development activities. In addition, Bluegreen Corporation is guaranteeing all sub-loans under the master agreement. BVU has existing borrowings with Textron in conjunction with our Odyssey Dells and World Golf Village resorts of $7.0 million and $1.9 million, respectively, as of March 31, 2008. These borrowings have been incorporated into the Facility. In addition, certain other obligations to Textron and its affiliates in excess of $25.0 million, including outstanding bonds purchased in Bluegreen Corporation's term securitization transactions, will also reduce the availability under the Facility at any time by the outstanding balance of such obligations.

The Facility is secured, in general, by 1) a first mortgage and lien on assets acquired or developed with funds borrowed under the Facility, and 2) a first assignment of all operating agreements, rents and other revenues at the vacation ownership resorts which serve as collateral for the Facility, subject to any requirements of the respective property owners' association. Subject to the eligibility requirements and certain conditions precedent borrowings under this Facility can be drawn through April 9, 2010, with maturity dates varying based on the individual sub-loan agreements. Principal payments will be made through agreed-upon release prices paid to Textron as vacation ownership interests in the properties collateralizing the sub-loans are sold, or through minimum required amortization payments. The interest charged on outstanding borrowings will be prime rate plus 1.50%, and will be paid monthly.

As of April 17, 2008, BVU borrowed $9.0 million in conjunction to the acquisition of the remaining unsold timeshare interests, certain common space and a property management agreement associated with the Royal Suites at Atlantic Palace, an existing timeshare resort in Atlantic City, New Jersey. As of the date of this filing, there was approximately $36.8 million of remaining availability under this Facility, subject to applicable terms, conditions and approved collateral.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bluegreen Corporation

Date: April 23, 2008	By:	/s/ ANTHONY M. PULEO
ANTHONY M. PULEO
Senior Vice President, Chief Financial Officer & Treasurer